                                  SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, For Use of the Commission only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12


                           Marlton Technologies, Inc.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                Alan I. Goldberg
 -----------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total Fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

================================================================================

                           MARLTON TECHNOLOGIES, INC.

                                2828 Charter Road
                        Philadelphia, Pennsylvania 19154

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  July 10, 2001

                                   ---------

To the Shareholders of MARLTON TECHNOLOGIES, INC.:

         The Annual Meeting of Shareholders of MARLTON TECHNOLOGIES, INC. will be held on Tuesday, July 10, 2001 at 9:00 a.m. at the Main Conference Room, Sparks Exhibits Building, 2828 Charter Road, Philadelphia, Pennsylvania 19154, for the following purposes:

                  (1) To elect to the Board two directors; and

                  (2) To transact such other business as may properly come
                      before the meeting or any adjournments thereof.

           The close of business on May 17, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

           YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                             By order of the Board of Directors



                                             Alan I. Goldberg
                                             Secretary
Philadelphia, Pennsylvania
May 18, 2001
================================================================================

                           MARLTON TECHNOLOGIES, INC.

                                2828 Charter Road
                        Philadelphia, Pennsylvania 19154

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                         Annual Meeting of Shareholders
                            To Be Held July 10, 2001

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of MARLTON TECHNOLOGIES, INC. (the "Company") of proxies to be used at the Annual Meeting of Shareholders to be held July 10, 2001 and at any adjournments thereof (the "Annual Meeting"). If the enclosed Proxy is properly executed and returned, the shares represented will be voted in accordance with the instructions specified by the shareholder. If no instructions are given, those shares will be voted in favor of the nominees for director (with discretionary authority of the proxies to cumulate votes), and in the discretion of the proxies, upon such other business as may properly come before the meeting. Proxies may be revoked at any time prior to being voted (i) by delivery of written notice to the Company's Secretary, (ii) by submission of a later dated proxy, or (iii) by revoking the proxy and voting in person at the Annual Meeting.

         This Proxy Statement, the enclosed Proxy and the 2000 Annual Report of the Company are first being mailed to the Company's shareholders on or about May 18, 2001.

                                  VOTING RIGHTS

         Only shareholders of record at the close of business on May 17, 2001 (the "Record Date") will be entitled to vote at the meeting. On that date there were outstanding 7,445,001 shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"). Each share is entitled to one vote on all matters, except that cumulative voting rights are in effect for the election of directors. Each shareholder may cast as many votes as there are directors to be elected for each share held by him, and may cast his total number of votes for one nominee or divide the total among any number of nominees. The two candidates receiving the greatest number of votes cast will be elected as directors of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Annual Meeting is required to approve any other proposals for which proxies from shareholders are being solicited pursuant to this Proxy Statement. Abstentions will be counted for purposes of determining a quorum but will not be counted otherwise, and broker non-votes on specific matters will not be counted for any purpose.

                               SECURITY OWNERSHIP

         The following table sets forth certain information as of the Record Date with respect to (i) those persons known by the Company to be the beneficial owners of 5% or more of the Company's Common Stock, and (ii) each director, nominee, executive officer, and all directors and executive officers of the Company as a group:

                                                                                Amount and Nature         Percent
                                                                                  of Beneficial              of
            Name and Address of Beneficial Owner                                    Ownership             Class (1)
            ------------------------------------                                ------------------        ---------
Lawrence Schan
   507 Fishers Road
   Bryn Mawr, PA 19010..........................................................    904,600 (2)              12.2
Stanley D. Ginsburg
   50 Belmont Ave., #1014
   Bala Cynwyd, PA 19004........................................................     772,492 (2)             10.4
Ira Ingerman
   1300 Centennial Road
   Narberth, PA 19072...........................................................     731,392 (2)              9.8
Lombard Associates (3)
   115 East 62nd Street
   New York, New York, 10021....................................................     704,126                  9.5
Robert B. Ginsburg
   2828 Charter Road
   Philadelphia, Pennsylvania 19154.............................................     702,364 (4)(5)           8.7
Alan I. Goldberg
   2828 Charter Road
   Philadelphia, Pennsylvania 19154.............................................     690,972 (5)(6)           8.6
Tsubasa System Co. Ltd. ("Tsubasa")
   Tachibana Annex Building
   2-25-14 Kameido, Koto-Ku
   Tokyo, Japan 136.............................................................     500,000                  6.7
Dimensional Fund Advisors Inc.
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401.......................................................     419,900                  5.6
Fred Cohen .....................................................................     160,093 (7)              2.1
Dr. William F. Hamilton ........................................................     104,002 (8)              1.4
Seymour Hernes .................................................................      83,672 (9)              1.1
Stephen P. Rolf ................................................................      21,000 (10)              .3
All directors and executive officers as a group (6 persons).....................   1,762,103 (4,5,6,7,8,     20.0
                                                                                              9,10)

_____________

(1) Percent of class has been computed on the basis of the number of shares of Common Stock outstanding as of the Record Date, plus for any shareholder or shareholder group, the number of shares which would be outstanding if that shareholder or shareholder group exercised all stock options and conversion rights exercisable within 60 days after the Record Date.
(2) 1,809,000 of these shares of Common Stock are held by the DMS Store Fixtures Shareholders Trust ("Trust") described below. 452,250 shares were contributed by Mr. S. Ginsburg, 452,250 shares were contributed by Mr. Ingerman and 904,500 were contributed by Mr. Schan. By virtue of provisions of the Trust, Messrs. Ginsburg, Ingerman and Schan have shared voting power with respect to the 1,809,000 shares held by the Trust. In addition, Mr. Ginsburg directly owns 320,242 shares of Common Stock, Mr. Ingerman directly owns 279,142 shares of Common Stock and Mr. Schan directly owns 100 shares of Common Stock. Also, Mr. Ingerman has sole voting power over 171,900 shares held by him as custodian under the DMS Employee Shareholders Agreement described below. As a result of the foregoing, Mr. Ginsburg may be deemed to beneficially own 2,129,242 shares (28.6% of the shares of Common Stock outstanding); Mr. Ingerman may be deemed to beneficially own 2,260,042 shares (30.4% of the shares of Common Stock outstanding); Mr. Schan may be deemed to beneficially own 1,809,100 shares (24.3% of the shares of Common Stock outstanding) and the Trust may be deemed to beneficially own 1,809,000 shares (24.3% of the shares of Common Stock outstanding). These individuals collectively may be deemed to beneficially own 2,580,384 shares (34.7% of the shares of Common Stock outstanding). Of the shares beneficially owed by these individuals, Mr. Ginsburg has sole voting power with respect to 320,242 shares, shared voting power with respect to 1,809,000 shares and sole investment power with respect to 772,492 shares; Mr. Ingerman has sole voting power with respect to 451,042 shares, shared voting power with respect to 1,809,000 shares and sole investment power with respect to 731,392 shares; Mr. Schan has sole voting power with respect to 100 shares, shared voting power with respect to 1,809,000 shares and sole investment power with respect to 904,600 shares; and the Trust has sole voting power with respect to 1,809,000 shares.
(3) Lombard Associates is a sole proprietorship owned by Charles P. Stetson, Jr.
(4) Includes an aggregate of 616,701 shares which Mr. Ginsburg may acquire within 60 days after the Record Date upon the exercise of outstanding stock options and conversion rights.
(5) Does not include for each of Messrs. Goldberg and Ginsburg 245,590 shares held by the Company's 401k Plan for the benefit of Company employees. Each of Messrs. Goldberg and Ginsburg is a trustee of such plan, and each disclaims beneficial ownership of all such shares except those shares held for the direct benefit of each as a participant in such plan.
(6) Includes an aggregate of 586,421 shares which Mr. Goldberg may acquire within 60 days after the Record Date upon the exercise of outstanding stock options and conversion rights.
(7) 89,713 of these shares are held in trust for the benefit of the children of Mr. Cohen and an additional 14,500 shares and an aggregate of 400 shares are held directly by his wife and children, respectively. Mr. Cohen disclaims beneficial ownership of such shares. Includes an aggregate of 50,000 shares which Mr. Cohen may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(8) Includes an aggregate of 52,398 shares which Dr. Hamilton may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(9) Includes an aggregate of 1,500 shares held directly by his wife. Mr. Hernes disclaims beneficial ownership of such shares. Also includes an aggregate of 51,199 shares which Mr. Hernes may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.
(10) Includes an aggregate of 20,000 shares which Mr. Rolf may acquire within 60 days after the Record Date upon the exercise of outstanding stock options.

DMS Store Fixtures Shareholders Trust ("Trust")
-----------------------------------------------

         On December 31, 1997, the Trust received 1,809,000 shares of Common Stock as a result of the acquisition by the Company of DMS Store Fixtures, Inc. (904,500 shares of Common Stock by Mr. Schan and 452,250 shares of Common Stock by each of Messrs. Ingerman and S. Ginsburg). The foregoing table allocates beneficial ownership of these shares to these individuals in the amounts contributed to the Trust by them, respectively. Messrs. Schan, Ingerman and S. Ginsburg are collectively referred to as the "DMS Principals". The DMS Principals will contribute any additional stock consideration (up to 250,000 shares of Common Stock) to be received in connection with the acquisition to the Trust. The Trust has a term expiring March 31, 2003. The Trust was established pursuant to the DMS Store Fixtures Shareholders Trust Agreement (the "Trust Agreement"). The Trust provides that each of the DMS Principals will be vested in the shares he contributed to the Trust in five equal annual increments. In the event that any DMS Principal were to cease being employed by DMS Store Fixtures LLC ("New DMS") without the consent of New DMS (or with regard to Mr. Schan, without at least seven days prior written notice of resignation) or were to be terminated by New DMS for cause (as defined in the Trust Agreement), prior to December 31, 2002, such person will be entitled to receive only those shares that have vested at that time, and all unvested shares of Common Stock will be divided pro rata among the remaining DMS Principals. Prior to vesting, the DMS Principals may not sell, transfer or otherwise convey the Common Stock that they contributed to the Trust; however, vested shares may be distributed to the DMS Principal who contributed such shares and be transferred by such DMS Principal upon his request and with the consent of the other DMS Principals who have beneficial ownership in the Trust at the time of the request. The Common Stock held in the Trust will be voted by the unanimous consent of the DMS Principals who have a beneficial ownership in the Trust at the time of the vote. Mr. Ingerman, as trustee under the Trust, will vote the shares held by the Trust in the manner agreed upon by the DMS Principals, or, in the absence of unanimous agreement as to how to vote, will abstain from voting the shares held by the Trust. The Trust will terminate prior to the expiration of its term in the event that (i) the Company and each of the DMS Principals then employed by DMS agree to terminate the Trust or (ii) the Company ceases to exist pursuant to a merger, consolidation, recapitalization, reorganization or dissolution. The Trust provides that each of the DMS Principals will have the right to receive his allocable share of the stock consideration and any additional stock consideration upon the dissolution of the Trust. The duration and vesting terms of the Trust may only be amended by the DMS Principals with the Company's prior written consent. In the first quarter of 2001, the employment of Mr. Schan was terminated by his resignation and the employment of Messrs. Ingerman and Stanley Ginsburg was terminated by the mutual consent of the respective DMS Principal and New DMS. Each DMS Principal will become fully vested in his respective shares, provided he does not violate continuing certain confidentiality and non-solicitation provisions of his employment agreement.

         DMS Employee Shareholders Agreement
         -----------------------------------

         In contemplation of the acquisition of DMS Store Fixtures, Inc. by the Company, certain employees of DMS Store Fixtures, Inc. (the "DMS Employees") received 171,900 shares of the Company's Common Stock (the "DMS Employee Shares") in exchange for shares of DMS Store Fixtures, Inc. that they received as a bonus prior to the acquisition. Each of the DMS Employees entered into the Shareholders Agreement pursuant to which Mr. Ingerman serves as custodian of the DMS Employee Shares and has been granted a proxy to vote the DMS Employee Shares. The Shareholders Agreement will be in effect until March 31, 2003. Under the Shareholders Agreement, the DMS Employees will be vested in their shares, if they remain employed by New DMS at the expiration of the term of the Shareholders Agreement (with certain permitted exceptions such as death or disability or termination of employment without cause, as defined in the Shareholders Agreement) and the performance targets (the "Performance Targets") are met. In the event that any of the DMS Employees were to cease being employed by New DMS without the consent of New DMS or were to be terminated by New DMS for cause, as defined in the Shareholders Agreement, prior to the expiration of the term of the Shareholders Agreement, all unvested shares allocable to those DMS Employees will not vest and will be forfeited. Additionally, if the Performance Targets are not met, the DMS Employees unvested shares will be forfeited. Under the Performance Targets, all of the shares will vest if the increase in gross revenue for the year ending December 31, 2002 of New DMS is at least $15,000,000 greater than the gross revenue of DMS Store Fixtures, Inc. for the year ended December 31, 1997. If the increase in gross revenue for the same period is greater than $11,000,000 but less than $15,000,000, a percentage of the shares will vest, as detailed in the Shareholders Agreement. At the termination of the Shareholders Agreement, all of the forfeited shares will be allocated in the following manner: (i) if the Performance Targets are met, all of the forfeited shares will be allocated to the DMS Principals and the DMS Employees, pro rata in proportion to the stock consideration received by such person and (ii) if the Performance Targets are not met, all of the forfeited shares will be allocated among the DMS Principals in proportion to the stock consideration received by such persons. The custodian has the discretion at any time to reduce or eliminate the Performance Targets in his sole discretion. None of the 171,900 shares subject to the Shareholders Agreement have been included in the beneficial ownership of Messrs. Schan, Ingerman or S. Ginsburg set forth in the preceding table.

                              ELECTION OF DIRECTORS

         The Board is divided into three classes of directors. At each annual meeting of shareholders, members of one of the classes, on a rotating basis, are elected for a three year term. In accordance with the Company's Restated Certificate of Incorporation and By-Laws, the Board by resolution has fixed the total number of directors at five. Fred Cohen and Dr. William F. Hamilton have been designated by the Board as its nominees for election as directors at the Annual Meeting, to serve for the term expiring in 2004. Since only two nominees are to be elected, proxies cannot be voted for more than two individuals.

         The Company has no reason to believe that a nominee will be disqualified or unable or unwilling to serve if elected. However, if a nominee should become unavailable for any reason, proxies may be voted for another person nominated by the Board to fill the vacancy. Following is certain information concerning the nominees, as well as those directors whose terms of office are continuing after the meeting.

                                                                                           Director
                 Name                                                         Age            Since
                 ----                                                         ---          --------
                 Nominees for Three-Year Term:
                 Fred Cohen...............................................     73              1966
                 Dr. William F. Hamilton..................................     62              1988

                 Director Continuing in Office until 2002 Annual Meeting:
                 Robert B. Ginsburg...........................                 47              1990

                 Directors Continuing in Office until 2003 Annual Meeting:
                 Alan I. Goldberg.........................................     49              1991
                 Seymour Hernes...........................................     74              1973

         Fred Cohen, a founder of the Company, served as the Company's Chief Executive Officer from May 1966 until December 1990, and has served as Chairman of the Board since May 1966.

         Dr. William F. Hamilton has been Director of the Management and Technology Program and Landau Professor of Management and Technology in the Wharton School and the School of Engineering and Applied Science at the University of Pennsylvania since 1978. Dr. Hamilton serves as a director of Hunt Corporation (NYSE), Neose Technologies, Inc. (NASDAQ) and Digital Lightwave, Inc. (NASDAQ).

         Robert B. Ginsburg has served as an officer of the Company since August 1990 and is currently Chief Executive Officer and President of the Company. Mr. Ginsburg is a Certified Public Accountant. From 1985 to August 1990, Mr. Ginsburg was actively involved in the development and management of business opportunities, including the acquisition of manufacturing companies, investment in venture capital situations and the provision of finance and management consulting services as a principal of Omnivest Ventures, Inc.

         Alan I. Goldberg has served as an officer of the Company since August 1990 and is currently Executive Officer and Secretary of the Company. Mr. Goldberg is a corporate attorney. From April 1987 through August 1990 he was involved in venture capital investments and business acquisitions as a principal of Omnivest Ventures, Inc.

         Seymour Hernes served as the Company's Executive Vice President from March 1973 until December 1990, and has served as Vice Chairman of the Board since January 1991.

         Messrs. Ginsburg and Goldberg have employment agreements with the Company which require the Company and the Board to use their best efforts to cause them to be elected as directors for a term equal to the term of their employment agreements.

         Section 16(a) Beneficial Ownership Reporting Compliance
         --------------------------------------------------------

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and greater than 10% beneficial owners to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission, the American Stock Exchange, and the Company. Based solely on a review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company, or written representations that no Forms 5 were required, the Company believes that for 2000, the Company's directors, officers and greater than 10% beneficial owners complied with all
Section 16(a) filing requirement, except the initial Form 3 for Mr. Stephen P. Rolf was not filed on a timely basis.

            MEETINGS OF THE BOARD AND COMMITTEES, ATTENDANCE AND FEES

         Three meetings of the Board were held during 2000. All meetings were attended by all of the directors who were in office at the time.

         Directors not employed by the Company receive (i) a cash annual retainer of $10,000 (or at the director's election, options as provided below),
(ii) a fee of $1,000 for each Board meeting attended in person, $250 for participation by telephone, and (iii) a stock option award of 10,000 shares with an exercise price equal to the market value on the date of grant, vesting over a one year period of service as a director, and expiring after a period of five years. Directors employed by the Company receive no additional compensation for their services as directors of the Company. Members of the Audit and Compensation Committees who are not employees of the Company receive a fee of $500 for each committee meeting attended, except no such fee is payable if such meetings are scheduled immediately before or after a Board meeting. In lieu of all or any of the cash annual retainer, a director may elect prior to payment of the annual retainer to receive stock options with an exercise price equal to 33-1/3% of the fair market value on the date of the option grant, so that the aggregate discount on all such options equals the amount of the cash retainer foregone by the director. These options vest over a one-year period of service as a director and expire after a period of five years.

         Committees of the Board

         The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is attached as an Appendix to this Proxy Statement. The Audit Committee's functions include assisting the Board in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. This committee was established in April 1985. Three formal meetings were held during the last fiscal year by this committee. This committee currently consists of Messrs. Cohen, and Hernes.

         The Company has a Compensation Committee which is appointed by the Board and currently consists of Messrs. Cohen, Hamilton and Hernes. The primary functions of this committee are to review and determine executive compensation, and to administer the Company's Non-Qualified Stock Option Plan, the Directors and Consultants Stock Option Plan, the 1990 Stock Option Plans, the 1992 Employee Stock Plan and the 2000 Equity Incentive Plan. Subject to the provisions of each plan, the committee prescribes the number of shares and terms of each option and stock grant, and interprets and makes all other determinations for the administration of each plan. Although no formal meetings were held during the last fiscal year, all decisions during the fiscal year were made by written resolutions, in lieu of meetings, consented to by each member of the committee, or by telephone discussions among committee members.

         The Company does not have any nominating committee of the Board, nor committee performing similar functions.

                             AUDIT COMMITTEE REPORT

         The Audit Committee has met and held discussions with management and the Company's independent accountants and has reviewed and discussed the Company's audited consolidated financial statements with management and the Company's independent accountants.

         The Audit Committee has also discussed with the Company's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section
380).

         The Company's independent accountants also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and the Audit Committee discussed with the Company's independent accountants that firm's independence.

         Based upon the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                            Dr. William F. Hamilton - Chairman
                                            Fred Cohen
                                            Seymour Hernes

                       EXECUTIVE OFFICERS AND COMPENSATION

         The following Summary Compensation Table sets forth the aggregate amounts paid or accrued by the Company and its subsidiaries during the last three fiscal years to its Chief Executive Officer and to each of the most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000:

                                   Annual Compensation               Long Term Compensation
                               ------------------------------    --------------------------------

                                                       Other
                                                      Annual    Restricted  Securities             All Other
                                                      Compen-     Stock     Underlying     LTIP     Compen-
Name and                        Salary     Bonus      sation      Awards     Options/    Payouts    sation
Principal Position      Year     ($)        ($)         ($)        ($)       SARs (#)      ($)      ($) (1)
------------------      ----     ---        ---         ---        ---       --------      ---      -------
Robert B. Ginsburg      2000    212,180      -           -          -           175,000     -          6,800
  President & CEO       1999    206,000      -           -          -            -          -          4,500
                        1998    200,000     225,000      -          -            80,000     -          2,350
Alan I. Goldberg        2000    159,135      -           -          -           162,200     -          5,800
  Executive Officer     1999    154,500      -           -          -            -          -          4,500
  & Secretary           1998    150,000     202,500      -          -            59,000     -          4,000
Stephen P. Rolf         2000    120,000      30,000  50,000(2)       -           60,000     -          2,000
  CFO
Lawrence Schan          2000    191,346      -           -          -            -          -          1,000
   Former President     1999    250,000      74,282      -          -            -          -          1,000
   and COO of DMS       1998    250,000     250,000      -          -            -          -            750

--------------------

(1) Consists solely of reimbursement of life insurance premiums and up to $1,000 per year per individual for Company matching 401K Plan contributions in the form of restricted Common Stock, which Plan is available to all non-union employees of the Company.

(2)  Initial employment bonus.

                      Option/SAR Grants in Last Fiscal Year

                                            Individual Grants
                           -------------------------------------------------------
                                                                                      Potential Realizable Value
                             Number of       % of Total                                     Assumed Annual
                            Securities      Options/SARs     Exercise                    Rates of Stock Price
                            Underlying       Granted to      or Base                         Appreciation
                           Options/SARs     Employees in      Price     Expiration          For Option Term
                                                                                     ------------------------------
           Name               Granted        Fiscal Year      ($/Sh)       Date         5% ($)         10% ($)
           ----               -------        -----------      ------       ----         ------         -------
Robert B. Ginsburg (1)        175,000           36.8           1.60       7/31/10       147,613        400,925
Alan I. Goldberg (1)          162,200           34.1           1.60       7/31/10       136,816        371,600
Stephen P. Rolf  (2)           60,000           12.6           2.00       1/10/06           600         39,440

----------------------
(1) Options are vested, and the exercise price will be adjusted to equal any lower sale or exercise price of shares sold or options granted to officers or directors of the Company.
(2)  Options vest in three annual installments.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                          and FY-End Option/SAR Values

                                                                             Number of
                                                                            Securities                 Value of
                                                                            Underlying                Unexercised
                                                                            Unexercised              In-the Money
                                                                            Options/SAR             Options/SARs at
                                                                            FY-End (#)                FY-End ($)
                             Shares Acquired                               Exercisable/              Exercisable/
          Name               on Exercise (#)     Value Realized ($)        Unexercisable             Unexercisable
          ----               ---------------     ------------------        -------------             -------------
Robert B. Ginsburg                 --                    --               605,032/24,989                 0/0
Alan I. Goldberg                   --                    --               577,811/18,410                 0/0
Stephen P. Rolf                    --                    --                  0/60,000                    0/0
Lawrence Schan                     --                    --                     0/0                      0/0

------------------

         Pursuant to amended employment agreements dated January 2, 1998 and expiring December 31, 2002, Mr. Ginsburg is employed as the Company's President and Chief Executive Officer at a base salary of $212,180 for 2000, and Mr. Goldberg is employed as the Company's Executive Officer and Secretary at a base salary of $159,135 for 2000, in each case with annual increases of 3%. Mr. Ginsburg receives an annual bonus ranging (i ) from 1% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 5%, (ii) to 7% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 25%. Mr. Goldberg receives an annual bonus ranging (i) from .75% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 5%, to (ii) 5.25% of the Company's pre-tax profit if the Company's annual earnings per share increases over the prior year by at least 25%.

         Pursuant to an employment agreement commencing January 10, 2000 and continuing until terminated by either party, Mr. Rolf is employed as the Company's Chief Financial Officer at a base salary of $120,000 per year. Mr. Rolf receives an annual bonus ranging (i) from $30,000 if the Company's pre-tax profit is at least 5% of sales, to (ii) $100,000 if the Company's pre-tax profit is a least 12% of sales. A minimum annual bonus of $30,000 was guaranteed for 2000.

         Lawrence Schan, age 53, served as the President and Chief Operating Officer of DMS Store Fixtures, which was acquired by the Company in December 1997, for a period of over five years, until his resignation in January, 2001. Pursuant to his amended employment agreement, no additional compensation was payable to Mr. Schan for periods following the date of his resignation. DMS provides store fixtures and point-of-purchase displays to national retailers.

         Stephen P. Rolf, age 45, became Chief Financial Officer and Treasurer of the Company in January 2000. Mr. Rolf was employed from 1977 to December 1999 by Hunt Corporation, a New York Stock Exchange listed manufacturer and distributor of office and graphics products, in various financial capacities, including Vice President and Controller.

         In the event of termination of employment without cause by the Company, each of Messrs. Ginsburg and Goldberg is entitled to all compensation payable under his respective employment agreement over the remaining term and the economic benefit of all stock options as if his employment agreement were not terminated, and Mr. Rolf is entitled to continuation of his base salary for a period of six months after termination.

             Compensation Committee Report on Executive Compensation
             --------------------------------------------------------

        The Compensation Committee of the Board of Directors, composed of three of the Company's non-employee directors, reviews and recommends to the Board executive compensation and administers the Company's stock option and award plans. The objective of the Company's compensation program is to build shareholder value by attracting and retaining key executives. The Committee establishes compensation programs which it believes are reasonable and competitive with similarly situated companies. The components of the Company's executive compensation program are base salary, bonus plans and stock options and awards.

        Base Salary. Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. Base salary is specified in employment agreements ranging up to 5 years in duration and is subject to review at the end of the contract term. Salaries may also be reviewed and increased during the term at the discretion of the Board. For 2000, the base salaries of the Company's Chief Executive Officer and Executive Officer were increased by 3% in accordance with their respective employment agreements, as described above under the heading "Executive Officers and Compensation".

        Bonus Plans. The Company establishes bonus plans intended to encourage improved operating and financial results. Bonus plans are specified in employment agreements ranging up to 5 years in duration and are subject to review at the end of the contract term. The 2000 objectives for all executive officers under their bonus plans were based on the Company's operating and financial results measured by the Company's or its subsidiaries' income. The Chief Executive Officer's 2000 plan was linked to operating and financial results by providing for a bonus based on the Company's annual earnings per share increase in 2000 over 1999, and therefore no bonus was paid for 2000.

         Stock Options and Awards. The long-term component of the Company's incentive compensation program consists of equity-based grants which have been in the form of stock options and restricted stock awards. These grants are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Company's business so that the shareholders' investment will grow in value over time. The Committee's policy has been to base individual awards on an evaluation of an executive's performance and the overall performance of the Company. The Committee may also consider the amount of an individual's outstanding or previously granted options or shares in determining the size of the grant. Stock options were granted to three of the Company's executive officers in 2000, based on the hiring of a new Chief Financial Officer and the replacement of stock options which expired in 2000 with similar options for the Chief Executive Officer and another executive officer.

        Tax Deductibility. With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, the Company does not expect to have any amount of compensation exceeding the $1 million annual limitation.

                                                     Fred Cohen - Chairman
                                                     Dr. William F. Hamilton
                                                     Seymour Hernes

           Compensation Committee Interlocks and Insider Participation
           -----------------------------------------------------------

         For 2000, Messrs. Cohen, Hamilton and Hernes served as the Compensation Committee of the Board of Directors. Messrs. Cohen and Hernes were employees of the Company prior to December 31, 1990.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The following graph shows the cumulative total shareholder return on the Company's Common Stock on a yearly basis over the five-year period ended December 31, 2000 and compares this return with (i) the American Stock Exchange Market Value Index, and (ii) the 672 public companies listed in the Company's Standard Industrial Code 7389 - Business Services Not Elsewhere Classified. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1995 and that all dividends were reinvested.

                                [OBJECT OMITTED]


                                         1995        1996        1997        1998         1999       2000
                                         ----        ----        ----        ----         ----       ----
Marlton Technologies, Inc.              100.00      295.24      457.14      314.29       214.29      38.10
SIC Code                                100.00      114.62      120.01       89.17       126.72      28.60
American Stock Exchange Index           100.00      105.52      126.97      125.25       156.15     154.23



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company previously leased its principal facility in Philadelphia from an independent third party pursuant to a lease expiring October 1, 2004, with renewal options at a rental equal to fair market value. The triple net rent was $2.44 per square foot until October 1, 1999, $ 2.54 until October 1, 2001, $
2.61 until October 1, 2002, $2.60 until October 1, 2003 and $2.70 until October 1, 2004. In May 1999, 2828 Partnership L.P., a limited partnership whose general partners are Stanley Ginsburg and Ira Ingerman, purchased the Philadelphia facility, and entered into a new lease with Sparks (the "New Lease"). The New Lease provides for a term of 20 years, an option for Sparks to terminate after 10 years subject to the landlord's ability to relet the premises, triple net rent for the first 10 years at a rate of $ 2.59 per foot and thereafter at a formula rate based on the hypothetical refinanced mortgage debt, plus $.74 per square foot. Upon a change in control of the Company, the rent will be reset at then fair market value if greater than the existing base rent. Following this transaction, the Company built a 15,800 square foot addition onto the facility to accommodate its need for additional office space for its internal needs and to relocate the DMS operations into this location, at a total cost of approximately $1,500,000. Upon completion of this addition, the landlord reimbursed the Company for its actual construction costs, less certain financing and closing costs, and the triple net rent was increased by $13,666.75 per month for the remainder of the first 10 years, reflecting the additional debt service and costs incurred by the landlord to finance the addition.

         DMS Store Fixtures, a Company subsidiary, leased its principal facility in King of Prussia, Pennsylvania from Ingerman-Ginsburg Partnership, a general partnership whose partners are Stanley Ginsburg and Ira Ingerman, pursuant to a Lease Agreement, dated March, 1984, as amended as of January 1, 1992, January 1, 1995 and July 1, 1996 (collectively, the "Lease"). The premises leased by DMS consisted of 60,000 square feet of rentable space and constitute one-half of the total rentable square feet of a building owned by Ingerman-Ginsburg Partnership. The other half of the building was occupied by a third party unrelated to either DMS, or Messrs. Ginsburg or Ingerman. DMS paid rent in the amount of $3.00 per square foot (triple net); provided that, in the event that the rental with respect to the portion of the building rented to the unrelated third party was increased after June 30, 1999 to more than $3.00 per square foot (triple net), the rental paid by DMS would automatically be increased to that amount, with a maximum of $4.00 per square foot. The term of the Lease expired on December 31, 2002, subject to a five-year renewal option at a rental equal to fair market value. DMS and the Ingerman-Ginsburg Partnership mutually agreed to terminate the Lease effective March 31, 2000, at which time the DMS operations were consolidated into the Company's Philadelphia facility.

         In connection with the Company's purchase of DMS Store Fixtures on December 31, 1997, the Company entered into five-year employment agreements with Lawrence Schan, Ira Ingerman and Stanley Ginsburg (collectively, the "DMS Principals"). During 2000, these employment agreements were amended to reduce the salaries payable to the DMS Principals, and in the first quarter of 2001, the employment of Mr. Schan was terminated by his resignation and the employment of Messrs. Ingerman and Stanley Ginsburg was terminated by the mutual consent of the Respective DMS Principal and the Company.

         Messrs Lawrence Schan, Stanley Ginsburg and Ira Ingerman are listed under Security Ownership as 5% or more beneficial owners of the Company's Common Stock, and Stanley Ginsburg is the father of Robert B. Ginsburg, the President and CEO of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee has recommended and the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as the Company's independent public accountants for 2001. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

         PricewaterhouseCoopers served as the Company's independent public accountants in 2000. For the fiscal year ending December 31, 2000, the Company paid PricewaterhouseCoopers $130,000 for professional services rendered for the audit of the financial statements included in the Company's Annual Report on Form 10-K and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q. For the fiscal year ending December 31, 2000, the Company also paid PricewaterhouseCoopers $160,000 for financial information systems design and implementation fees. The Audit Committee discussed with PricewaterhouseCoopers and also considered whether the provision of information technology services and other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining such firm's independence.

                              SHAREHOLDER PROPOSALS

         In order for proposals of shareholders to be considered for inclusion in the Company's proxy materials for the 2002 Annual Meeting, such proposals must be received by the Secretary of the Company not later than January 19, 2002. Any shareholder proposal or director nominee submitted, other than matters submitted for inclusion in the proxy statement in accordance with the prior sentence, will be considered untimely if not received by the Company in writing no earlier than February 20, 2002 and no later than March 20, 2002.

         The Board knows of no other business to be transacted, but if any other matters are properly presented at the Annual Meeting, the persons named in the accompanying form of proxy will vote upon such matters in accordance with their best judgment.

         The cost of soliciting proxies will be borne by the Company. Arrangements may be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals and the Company may reimburse them for their expenses. In addition to solicitation by mail, officers and employees of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telegraph and personally. Additionally, the Company may retain the services of an independent solicitor to aid in the solicitation of proxies, for a fee (not anticipated to exceed $7,500) plus out-of-pocket costs and expenses.

         A copy of the Company's Annual Report on Form 10-K, including financial statements and financial statement schedules, for the year ended December 31, 2000 may be obtained without charge by writing to Marlton Technologies, Inc., 2828 Charter Road, Philadelphia, Pennsylvania 19154, Attention: Alan I. Goldberg, Secretary.

                                                                        APPENDIX
                             Audit Committee Charter

Purpose

The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Marlton Technologies, Inc.'s (the "Company") financial reporting process, including by overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, accountants or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside accountant is ultimately accountable to the Board and the Committee.

The Committee shall review the adequacy of this Charter on an annual basis.

Membership

The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the NASD/AMEX.

Accordingly, all of the members will be directors:

1. Who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

2. Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee.(1) In addition, at least one member of the Committee will have accounting or related financial management expertise.(2)

--------
(1) According to the NASD/AMEX, "familiarity with basic finance and accounting practices" requires that each such member of the Audit Committee be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment.

(2) According to the NASD/AMEX, "accounting or related financial management expertise" requires a member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Key Responsibilities

The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside accountants are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the outside accountants, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside accountant's work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

o The Committee shall review with management and the outside accountants the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside accountants the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

o As a whole, or through the Committee chair, the Committee shall review with the outside accountants the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters required to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

o The Committee shall discuss with management and the outside accountants the quality and adequacy of the Company's internal controls.

o    The Committee shall:

     request from the outside accountants annually, a formal written statement delineating all relationships between the accountant and the Company consistent with Independence Standards Board Standard Number 1;

     discuss with the outside accountants any such disclosed relationships and their impact on the outside accountant's independence; and

     recommend that the Board take appropriate action to oversee the independence of the outside accountant.

o The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside accountant.

                           MARLTON TECHNOLOGIES, INC.
           PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS JULY 10, 2001
        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         Revoking any such prior appointment, the undersigned hereby appoints Robert B. Ginsburg and Alan I. Goldberg, and each of them, attorneys and agents, with power of substitution, to vote as proxy for the undersigned, as herein stated, at the Annual Meeting of Shareholders of Marlton Technologies, Inc., to be held, on July 10, 2001, at 9:00 A.M. at the Main Conference Room, Sparks Exhibits Building, 2828 Charter Road, Philadelphia, Pennsylvania, and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.


                  (To be continued and signed on reverse side.)

_X__ Please mark your
     votes as in this
     example.

1. Election of Directors    For    Withheld Nominees:  Fred Cohen               THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN
                            / /      / /               William F. Hamilton      THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
                                                                                STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY
                                                                                WILL BE VOTED IN FAVOR OF THE NOMINEES FOR THE
For, except vote withheld from the following                                    ELECTION OF DIRECTORS (WITH DISCRETIONARY AUTHORITY
nominee(s):                                                                     OF THE PROXIES TO CUMULATE VOTES).

                                                                                THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF A
                                                                                COPY OF THE NOTICE OF MEETING AND PROXY
______________________________________                                          STATEMENT RELATED TO SUCH ANNUAL MEETING.


                                                                                In their discretion, the Proxies are authorized to
                                                                                vote upon such other business as may properly come
                                                                                before the Meeting, including without limitation
                                                                                any matters which the Board of Directors did not
                                                                                have notice of at least 45 days before the date on
                                                                                which the Company first mailed its proxy materials
                                                                                for the prior year's annual meeting of
                                                                                shareholder.

SIGNATURE_______________________________________   DATE_________________, 2001

SIGNATURE_______________________________________   DATE ________________, 2001
                   IF HELD JOINTLY


NOTE: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.